CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in the Prospectus constituting part of this Post-Effective Amendment No. 27 to the registration statement on Form S-6 (the "Registration Statement") of our report dated March 20, 1998, relating to the financial statements of the Variable Appreciable Life Subaccounts of the Pruco Life Variable Appreciable Account, which appears in such Prospectus.

We also consent to the use in the Prospectus constituting part of this Registration Statement of our report dated March 23, 1998, relating to the consolidated financial statements of Pruco Life Insurance Company and Subsidiaries, which appears in such Prospectus.

We also consent to the reference to us under the heading "Experts" in the Prospectus.

/s/ PRICE WATERHOUSE LLP

New York, New York
April 24, 1998




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